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                                                                    Exhibit 99.1




                                  Media Contact:    David Lanzillo
                                                    607-377-8259
                                                    lanzillodt@worldkitchen.com



            WORLD KITCHEN, INC. ANNOUNCES FIRST QUARTER 2001 RESULTS

o SALES AND INCOME RESULTS FOR THE QUARTER ARE ON TARGET WITH COMPANY EXPECTATIONS AND REFLECT SLOWER 2001 RETAIL ENVIRONMENT AND EXIT OF THE COMPANY'S CLEANING PRODUCTS BUSINESS.

o COMPANY MOVING FORWARD TO IMPLEMENT PREVIOUSLY-ANNOUNCED RESTRUCTURING PLAN DESIGNED TO IMPROVE COST STRUCTURE AND CUSTOMER SERVICE CAPABILITIES.

      ELMIRA, N.Y, May 16, 2001 - WKI Holding Company, Inc., which operates as World Kitchen, Inc., today announced results for its first fiscal quarter ended April 1, 2001.

      Net loss for the quarter was $44.9 million, which includes a $22.1 million charge related to the company's previously-announced restructuring plan (see below). Year 2000 first quarter net loss was $10.2 million.

      Net sales for the quarter were $170.8 million, compared to year 2000 first quarter net sales of $187.9 million. The net sales decline of $17.1 million generally reflects a slower retail economy in 2001 versus 2000, as well as the Company's exit of its cleaning products business.

      Offsetting some of the sales shortfall were the successful introduction of Martha Stewart rangetop and kitchenware items at K-Mart and successful new product launches including the

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CORNINGWARE(R) Tableware line, CHICAGO CUTLERY(R), OXO SteeL(TM) line of stainless steel kitchen tools and utensils, and OXO Good Grips(TM) enamel tea kettles, garden tools and cutlery products.

      Gross profit for the first quarter of 2001 was $48.6 million, a decrease of $12.0 million when compared to first quarter 2000 gross profit of $60.6 million. As a percentage of net sales, gross profit decreased to 28.4% in the first quarter of 2001 from 32.2% in the first quarter of 2000.

      The decrease is primarily attributable to the Company's decision to temporarily idle certain of its manufacturing facilities in the first quarter of 2001 to reduce inventories and manufacturing costs. This action led to higher unabsorbed fixed manufacturing costs as a percentage of net sales, which were expensed in the first quarter. In addition, in the first quarter of 2001, the Company discontinued a significant number of its stock-keeping units (SKUs) throughout all of its product lines to reduce inventory and warehousing costs and to improve customer service. A portion of these discontinued products were liquidated in the first quarter of 2001.

      EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $9.2 million in the first quarter of 2001, excluding a $22.1 million charge for restructuring and rationalization. First quarter 2000 EBITDA was $17.1 million and excluded $4.6 million in integration related expenses.

      "While not yet where we want to be long-term, given the current economic conditions, these results are in line with our expectations for the first quarter," said Steven G. Lamb, World Kitchen president & CEO. "We are making good progress in implementing the previously

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announced restructuring plan. Once complete, these programs will positively impact our cost structure and will enable World Kitchen to set new performance standards for customer service in the housewares industry, driving future business growth and improved financial performance."

RESTRUCTURING IMPLEMENTATION UNDERWAY

      On April 3, 2001, World Kitchen announced a plan to restructure several aspects of the Company's manufacturing and distribution operations in order to reduce costs and improve customer service. This measure will result in a 2001 restructuring charge of approximately $35.0 million. First quarter 2001 charges for this restructuring and rationalization program were $22.1 million. The previously announced program includes three major components:

  o Exit from the Martinsburg, West Virginia facility by the end of the first quarter 2002, where the CORNINGWARE(R) and VISIONS(R) product lines are produced. The Company remains committed to these brands and is evaluating several alternative sources in order to ensure future product supply.

  o Consolidation of distribution operations at Waynesboro, Virginia into World Kitchen's existing distribution centers at Monee, Illinois and Greencastle, Pennsylvania. Waynesboro is expected to cease operations during the first quarter of 2002.

  o Significant restructuring of metal bakeware manufacturing at Massillon, Ohio to reduce costs.

      On April 12, 2001, the Company announced the closure of its cutlery facility in Wauconda, Illinois as an additional step in the Company's restructuring plan. The Company expects to cease manufacturing at the facility and re-source its cutlery product line by year-end

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2001.  This decision will result in an additional charge of approximately
$5.0 million, which will be recorded in the second quarter of 2001.

CONFERENCE CALL INFORMATION

      The company will host a conference call to discuss its first quarter results at 11:00 a.m. EST on Friday, May 18, 2001. To access the call, please dial 1-800-619-3341. When prompted, use the passcode: WORLD KITCHEN and the call leader's name: Bill Carter. If you encounter any problems with the dial-in, please call 1-800-475-5000. There will be a recorded replay of the call available until June 1st. The dial-in number for replays will be 1-888-572-7214 and no passcode will be necessary.

      World Kitchen's principal products are glass, glass ceramic and metal cookware, bakeware, kitchenware, tabletop products and cutlery sold under well-known brands including CORNINGWARE, PYREX, CORELLE, VISIONS, REVERE, EKCO, BAKER'S SECRET, CHICAGO CUTLERY, OXO and GRILLA GEAR. World Kitchen has been an affiliate of Borden, Inc. and a member of the Borden Family of Companies since April 1998.

      The Company currently has major manufacturing and distribution operations in the United States, Canada, United Kingdom, South America and Asia-Pacific regions. Additional information can be found at: www.worldkitchen.com.

Certain matters discussed in this press release are forward-looking statements based on World Kitchen's current expectations and estimates as to prospective events about which World Kitchen can give no firm assurance. These forward-looking statements are based on management's expectations as of the date hereof, and World Kitchen does not undertake any responsibility to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of the factors set forth in filings with the Securities and Exchange Commission. See the cautionary statement relating to forward-looking statements filed with the SEC in WKI Holding Company's Quarterly Report on Form 10-Q for the period ended April 1, 2001.

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